EXHIBIT 99.1

Impac Mortgage Holdings, Inc. Raises $25,000,000 Through

Issuance of Trust Preferred Securities

NEWPORT BEACH, Calif., April 25, 2005 /PRNewswire-FirstCall via COMTEX/ — Impac Mortgage Holdings, Inc. (“IMH” or “the Company”) (NYSE: IMH), a real estate investment trust (“REIT”), announced today that its newly formed Delaware statutory trust, Impac Capital Trust #2, has issued $25.0 million of trust preferred securities. The trust preferred securities mature on April 30, 2035, but may be redeemed, in whole or in part, at par at any time beginning April 30, 2010 and require quarterly distributions to the holders of the Preferred Securities, initially at a fixed rate of 8.065% per annum for a period of five years, and thereafter at a variable rate, reset quarterly, based on the three-month LIBOR rate plus 3.75% per annum. Distributions are cumulative and will accrue from the date of original issuance but may be deferred for a period of up to four consecutive quarterly interest payment periods. IMH intends to use the net proceeds received from the issuance for general corporate purposes.

Mr. Joseph R. Tomkinson, Chairman and CEO commented, “We are extremely pleased to complete another trust preferred security which we believe demonstrates the Company’s ability to continue to have access to the capital markets at terms that remain very attractive.” Mr. Tomkinson further commented, “We are also pleased to announce that the issuance was completed without any restrictions related to the filing of our audited statements.”

The trust preferred securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities law. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the trust preferred securities or any other securities.

About Impac Mortgage Holdings, Inc.

Impac Mortgage Holdings, Inc. is a mortgage REIT that operates three core businesses: (1) the long-term investment operations, (2) the mortgage operations, and (3) the warehouse lending operations. The long-term investment operations invests primarily in Alt-A mortgage loans. The mortgage operations acquires, originates, sells and securitizes primarily Alt-A mortgage loans and the warehouse lending operations provides short-term financing to mortgage loan originators. IMH is organized as a REIT for tax purposes, which generally allows it to pass through earnings to stockholders without federal income tax at the corporate level.

For additional information, questions or comments, please call Tania Jernigan, VP of Investor Relations at (949) 475-3722 or email tjernigan@impaccompanies.com. Web site: www.impaccompanies.com.

SOURCE Impac Mortgage Holdings, Inc.

Tania Jernigan, VP of Investor Relations of Impac Mortgage Holdings, Inc., +1-949-475-3722, tjernigan@impaccompanies.com